EXHIBIT 10.1

FlooidCX Corporation

14747 N Northsight Blvd Ste 111-218

Scottsdale, AZ 85260

February 8, 2023

Quantum Energy, Inc.

3825 Rockbottom

North Las Vegas, NV 89030

Gentlemen:

The purpose of this Letter of Intent is to summarize our discussions and express our mutual intent regarding the proposed merger of Quantum Energy, Inc. (“QREE”) with and into FlooidCX, Corp. (“FLCX”) subject to the terms and conditions contained herein. This letter of intent is agreed to subject to the preparation and execution of a definitive Merger Agreement (the “Agreement”) containing terms mutually acceptable to the parties and subject to the other conditions set forth below. This letter does not contain all the matters upon which agreement must be reached in order for the transaction to be consummated, but it is intended solely as an outline of certain material provisions of other agreements. The terms of our understanding with respect to these material issues are as follows:

1. The Merger. QREE shall merge with and into FLCX with FLCX remaining as the surviving corporation.

2. Merger Terms. Under the terms of the merger the QREE shareholders will receive one (1) share of the common stock of FLCX for each six (6) shares of the common stock of QREE, which they hold. Following the merger, the surviving company will change its name to Quantum Energy, Inc., and will seek to use the QREE trading symbol. The business of the new entity will be the business of the current QREE.

3. Closing. The parties shall assemble the Agreement and related documents to expedite the Closing by February 22, 2023, and the Final Closing shall take place as soon as all required regulatory approvals are received. At the time of the Final Closing the QREE shareholders will receive shares of common stock of FLCX in exchange for their shares of the common stock of QREE, and QREE shall deliver all other documentation necessary to effect the merger on the terms set forth in the Agreement.

4. Due Diligence. Following the execution of this Letter of Intent by all parties and prior to the Closing, QREE shall provide to FLCX and its representatives upon reasonable request and notice full and complete access to the books, records, personnel and facilities of QREE for the purpose of conducting FLCX’s due diligence investigation, and FLCX shall do likewise for QREE and its representatives.

5. Board of Directors. At the Closing, the current board members of FLCX shall resign their positions and a new board will be appointed pursuant to the terms of the Agreement.

6. Exclusivity. QREE hereby acknowledges and agrees that, pending the Closing, neither QREE nor its officers or directors will enter into negotiations with any third party regarding the sale or transfer of the QREE business or stock.

7. Conditions. Each party’s present intention to go forward with the transactions contemplated hereby is subject to and conditioned upon the following, in addition to the other matters referred to in this Letter of Intent:

a.	Each party’s investigation of the other shall have been completed to its satisfaction, and neither party shall have discovered factors in its reasonable judgment making it inadvisable to proceed.

b.	The Agreement shall have been prepared and executed by the parties as provided herein.

c.	The transaction shall have been approved by all necessary regulatory bodies in order to continue the operation of the business of QREE in accordance with its operations prior to the merger.

d.	There shall be no material adverse changes in the business, operations, equity, assets, earnings prospects or financial condition of QREE.

e.

QREE shall operate its business in the normal course maintaining its properties, facilities, equipment and other assets in good working order and condition, ordinary wear and tear excepted, maintain the present debt structure and current contracts and not effect any material change in the assets or liabilities of QREE.

f.

The parties intend to accomplish the merger contemplated herein in such a manner as to minimize the tax effect on the parties and agree to consider reasonable changes to the structure of the transaction to minimize such tax effect.

g.	QREE will suspend any transfers of restricted stock pending the closing.

8. Representations and Warranties, Conditions of Assets and Business. The Agreement will include mutually acceptable and customary representations and warranties common to Merger Agreements for similar transactions. Following the execution of this Letter of Intent, the parties will cause their respective officers, employees, counsel, agents, accountants, and other representatives working on the transaction to cooperate with each other with respect to the transaction until the transaction is consummated or negotiated with respect thereto or terminated.

9. Expenses. Each party hereto agrees to pay its own expenses in connection with the transaction contemplated hereby including, without limitation, attorney, accountant, and other advisory fees.

10. Confidentiality. Except as and to the extent required by law, the parties will not disclose and will direct their representatives not to disclose to the detriment of the other party, any “Confidential Information”, as defined below, with respect to either QREE or FLCX furnished or to be furnished by the parties or their respective representatives to the other party or parties, or their respective representatives at any time or in any manner other than in connection with a party’s evaluation of the proposed transaction. For purposes of this paragraph “Confidential Information” means any information about the other party unless (a) such information was, prior to the date hereof already known to the applicable party or its representatives or to others not bound by duty of confidentiality, or such information becomes publicly available through no fault of the parties or their respective representatives, (b) the use of such information is necessary or appropriate in making any filings or obtaining any consent or approval required for the consummation of the possible sale, or (c) the furnishing or use of such information as required by final order of a court of competent jurisdiction after reasonable notice to the other party and an opportunity to contest the entry of such order. Upon the written request of any party hereto, the other party will promptly return the Confidential Information to such requesting party or destroy the Confidential Information in such other party’s possession and certify in writing to the requesting party that it has done so.

11. Disclosure. Except as and to the extent required by law, without the prior written consent of the other party, none of QREE or FLCX or their Shareholders, managers, members, officers or directors will, and each will direct its representatives not to make, directly or indirectly, any public comment, statement or communication with respect to, or otherwise to disclose or to permit the disclosure of the existence of discussions regarding, a possible transaction between the parties or any of the terms, conditions or other aspects of the transaction proposed in this letter. If a party is required by law to make any such disclosure, it must first provide to the other party the content of the proposed disclosure, the reasons that such disclosure is required by law and the time and place that the disclosure will be made.

12. Continued Operations. Pending the closing of this transaction, the business of QREE shall be conducted in substantially the same manner as it is currently being conducted.

13. Governing Law. The transactions contemplated hereunder and the validity and effect of this letter of intent are exclusively governed by and shall be exclusively construed and enforced in accordance with the laws in the State of Arizona.

14. Effect of this Agreement. It is understood that this is Letter of Intent only and while the parties hereto agree in principle to the contents of this Letter, no party hereto shall have any legal obligation to the other as a result of this Letter other than those obligations contained in Paragraphs 6, 9, 10, 13 and 14, which shall continue to apply after negotiations with respect to the transaction are terminated. Accordingly, except as set forth in the preceding sentence this letter does not constitute a binding agreement, nor does it constitute an agreement to enter into an agreement and the terms hereof are subject to the execution and delivery of formal agreements. This Letter may not be assigned by any of the parties hereto.

15. Counterparts. This letter may be executed in one ore more counterparts, each of which will be deemed to be an original of this letter and all of which, when taken together, will be deemed to constitute one and the same letter.

Execution of this letter below constitutes your agreement to the terms hereof, and an acknowledgment that this letter accurately reflects our understanding. If you have any questions concerning this letter or if you feel that the changes in its terms are required, please contact us.

Very truly yours,

FlooidCX, Inc.

By: ________________________________

                Authorized officer

The foregoing is hereby agreed to, and subject to the terms and conditions contained herein.

Quantum Energy, Inc.

By: ________________________________

                Authorized Officer